Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 9, 2013 relating to the consolidated financial statements of Installed Building Products, Inc. and subsidiaries (formerly known as CCIB Holdco, Inc.) as of June 30, 2013 and December 31, 2012 and for the six month period ended June 30, 2013 and the year ended December 31, 2012 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Columbus, OH

January 9, 2014